CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES REPORTS

FIRST QUARTER 2024 RESULTS

First Quarter 2024 vs. First Quarter 2023

•	Revenue of $19.1 million compared to $22.0 million;

•	Gross profit of $3.6 million compared to $4.7 million;

•	Gross profit margin of 18.6% compared to 21.2%;

•	Net income of $0.2 million compared to $1.0 million;

•	Earnings per share of $0.01 compared to $0.08;

•	Cash flow used in operations of ($1.0) million compared to $0.9 million provided by cash flow from operations;

•	Debt as of March 31, 2024 of $19.1 million compared to $22.1 million as of March 31, 2023.

EDGEWOOD, N.Y. – May 15, 2024 – CPI Aerostructures, Inc. (“CPI Aero” or the “Company”) (NYSE American: CVU) today announced financial results for the three month period ended March 31, 2024.

“As anticipated, our first quarter 2024 revenue was 13% lower than first quarter 2023, driven primarily by the completion of deliveries of Raytheon’s Next Generation Jammer (“NGJ”) Mid Band Pods LRIP 2 in 2023. In addition, gross profit decreased by 260 basis points due to unfavorable year-over-year mix. We consumed $1.0 million in cash to repay our debt and prepare for the ramp-up associated with LRIP 3 of the NGJ Mid Band Pod program which will resume deliveries in the second half of the year. We expect 2024 to be another solid year building off our progress in 2023,” said Dorith Hakim, President and CEO.

Added Ms. Hakim, “We remain focused on exceeding our customers’ performance expectations and are confident in CPI Aero’s long term outlook as we continue to build on our backlog of $510 million as of March 31, 2024.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “expect”, “outlook” and similar expressions are intended to identify these forward-looking statements. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2023 filed with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contacts:	Counsel CPI Aerostructures, Inc.
Investor Relations	Adrew L. Davis
LHA Investor Relations	hief Financial Officer
Jody Burfening	631) 586-5200
(212) 838-3777	www.cpiaero.com
cpiaero@lhai.com

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2024 (Unaudited)	December 31, 2023
ASSETS
Current Assets:
Cash	$3,018,068	$5,094,794
Accounts receivable, net	4,982,137	4,352,196
Contract assets, net	34,016,949	35,312,068
Inventory	1,281,219	1,436,647
Refundable income taxes	40,000	40,000
Prepaid expenses and other current assets	532,458	678,026
Total Current Assets	43,870,831	46,913,731

Operating lease right-of-use assets	4,277,724	4,740,193
Property and equipment, net	741,264	794,056
Deferred tax asset	19,906,903	19,938,124
Goodwill	1,784,254	1,784,254
Other assets	174,530	189,774
Total Assets	$70,755,506	$74,360,132

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,864,561	$10,487,012
Accrued expenses	7,943,246	10,275,695
Contract liabilities	4,497,225	5,937,629
Loss reserve	133,206	337,351
Current portion of line of credit	2,160,000	2,400,000
Current portion of long-term debt	30,010	44,498
Operating lease liabilities, current	2,037,547	1,999,058
Income taxes payable	38,358	30,107
Total Current Liabilities	28,704,153	31,511,350

Line of credit, net of current portion	16,920,000	17,640,000
Long-term operating lease liabilities	2,581,128	3,100,571
Long-term debt, net of current portion	18,736	26,483
Total Liabilities	48,224,017	52,278,404

Commitments and Contingencies (see note 11)
Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 12,784,768 and 12,771,434 shares, respectively, issued and outstanding	12,784	12,771
Additional paid-in capital	74,154,189	73,872,679
Accumulated deficit	(51,635,484)	(51,803,722)
Total Shareholders’ Equity	22,531,489	22,081,728
Total Liabilities and Shareholders’ Equity	$70,755,506	$74,360,132

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2024	2023
Revenue	$19,081,143	$22,016,668
Cost of sales	15,527,394	17,354,152
Gross profit	3,553,749	4,662,516

Selling, general and administrative expenses	2,713,904	2,869,058
Income from operations	839,845	1,793,458

Interest expense	(632,135)	(610,896)
Income before provision for income taxes	207,710	1,182,562

Provision for income taxes	39,472	199,257
Net income	$168,238	$983,305

Income per common share, basic	$0.01	$0.08
Income per common share, diluted	$0.01	$0.08

Shares used in computing income per common share:
Basic	12,486,889	12,520,299
Diluted	12,680,584	12,608,189